Exhibit 4.1

GEEKNET, INC.
STAND-ALONE RESTRICTED STOCK UNIT GRANT AWARD AGREEMENT

As an inducement material to the decision by Carol DiBattiste (“Participant”) to accept employment with the Geeknet, Inc., a Delaware corporation (the “Company”), Participant has been granted an award of Restricted Stock Units, subject to the terms and conditions of this Stand-Alone Restricted Stock Unit Grant Award Agreement (the “Award Agreement”), as follows:

I.	NOTICE OF RESTRICTED STOCK UNIT GRANT

Participant Name:     Carol DiBattiste

Address:

Participant has been granted the right to receive an award of Restricted Stock Units, subject to the terms and conditions of this Award Agreement, as follows:

Grant Number	2011-CD-1

Date of Grant	April 29, 2011

Vesting Commencement Date	April 29, 2011

Number of Restricted Stock Units	78,125

Vesting Schedule:

Subject to any acceleration provisions set forth below, the Restricted Stock Unit will vest in accordance with the following schedule:

The award will vest over 3 years, with 1/3 of the Award vesting on the first, second and third anniversaries of the Vesting Commencement Date, subject to Participant remaining a Service Provider through each such date.

In the event Participant ceases to be a Service Provider for any or no reason before Participant vests in the Restricted Stock Unit, the Restricted Stock Unit and Participant’s right to acquire any Shares hereunder will immediately terminate.

By Participant’s signature and the signature of the representative of the Company below, Participant and the Company agree that this Award is granted under and governed by the terms and conditions of this Award Agreement, including the Terms and Conditions of Stand-Alone Restricted Stock Unit Grant, attached hereto as Exhibit A, all of which are made a part of this document.  Participant has reviewed this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Award Agreement.  Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Award Agreement.  Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT:	GEEKNET, INC.

/s/Carol DiBattiste	/s/ Kenneth Langone
Signature	By:

Executive Chairman
Print Name	Title:

Residence Address:

EXHIBIT A

TERMS AND CONDITIONS OF

STAND-ALONE RESTRICTED STOCK UNIT GRANT

1.           Grant.  The Company hereby grants to the Participant named in the Notice of Grant attached as Part I of this Award Agreement the Award, subject to all of the terms and conditions in this Award Agreement.

2.           Company’s Obligation to Pay.  Each Restricted Stock Unit represents the right to receive a Share on the date it vests.  Unless and until the Restricted Stock Units will have vested in the manner set forth in Section 3, Participant will have no right to payment of any such Restricted Stock Units.  Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.  Any Restricted Stock Units that vest in accordance with Sections 3 or 4 will be paid to Participant (or in the event of Participant’s death, to his or her estate) in whole Shares, subject to Participant satisfying any applicable tax withholding obligations as set forth in Section 7.  Subject to the provisions of Sections 3 or 4, such vested Restricted Stock Units will be paid in Shares as soon as practicable after vesting, but in each such case within the period ending no later than the date that is two and one-half (2½) months from the end of the Company’s tax year that includes the vesting date.

3.           Vesting Schedule.

(a)           Except as provided in Section 3(b), and subject to Section 5, the Restricted Stock Units awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant attached as Part I of this Award Agreement.  Restricted Stock Units scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Award Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.

(b)           The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time.  If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator.  Notwithstanding anything in this Award Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless the Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be paid in Shares to the Participant’s estate as soon as practicable following his or her death.  It is the intent of this Award Agreement to comply with the requirements of Section 409A so that none of the Restricted Stock Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  For purposes of this Award Agreement, “Section 409A” means Section 409A of the Code, and the final Treasury Regulations and any Internal Revenue Service guidance thereunder, as each may be amended from time to time.

4.           Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a)           In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available hereunder, will adjust the number, class, and price of Shares covered by the Award.

(b)           In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify the Participant as soon as practicable prior to the effective date of such proposed transaction.  The Award will terminate immediately prior to the consummation of such proposed action.

(c)           In the event of a merger or Change in Control, the Award, if outstanding, will be treated as the Administrator determines, including, without limitation, that the Award will be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation (the “Successor Corporation”).  The Administrator will not be required to treat the Award the same as other equity awards to other Company employees and service providers in the transaction.

In the event that the Successor Corporation does not assume or substitute for the Award, the Participant will fully vest in and all vesting criteria will be deemed achieved and all other terms and conditions met.

For the purposes of this subsection (c), the Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property), received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares).

5.           Forfeiture upon Termination of Status as a Service Provider.  Notwithstanding any contrary provision of this Award Agreement, the balance of the Restricted Stock Units that have not vested as of the time of Participant’s termination as a Service Provider for any or no reason and Participant’s right to acquire any Shares hereunder will immediately terminate.

6.           Death of Participant.  Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate.  Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7.           Withholding of Taxes.  Notwithstanding any contrary provision of this Award Agreement, no certificate representing the Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such Shares.  The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such tax withholding obligation, in whole or in part (without limitation) by (a) paying cash, (b) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum amount required to be withheld, (c) delivering to the Company already vested and owned Shares having a Fair Market Value equal to the amount required to be withheld, or (d) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any tax withholding obligations by reducing the number of Shares otherwise deliverable to Participant.  If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any applicable Restricted Stock Units otherwise are scheduled to vest pursuant to Sections 3 or 4, Participant will permanently forfeit such Restricted Stock Units and any right to receive Shares thereunder and the Restricted Stock Units will be returned to the Company at no cost to the Company.

8.           Rights as Stockholder.  Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant.  After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

9.           No Guarantee of Continued Service.  PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF RESTRICTED STOCK UNITS OR ACQUIRING SHARES HEREUNDER.  PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

10.           Address for Notices.  Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company, in care of its General Counsel at Geeknet, Inc., 11216 Waples Mill Road, Fairfax, VA 22030, or at such other address as the Company may hereafter designate in writing.

11.           Grant is Not Transferable.  Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

12.           Binding Agreement.  Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

13.           Additional Conditions to Issuance of Stock.  If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company.  Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation.  The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

14.           Leaves of Absence.  Unless the Administrator provides otherwise, vesting of the Award granted hereunder will be suspended during any unpaid leave of absence.  The Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company, or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary.

15.           Administrator Authority.  Subject to the provisions of this Agreement, the Administrator will have the authority, in its discretion:

(a)      to determine the Fair Market Value;

(b)      to determine the terms and conditions of any, and with the approval of the Company’s stockholders, to institute an Exchange Program;

(c)      to construe and interpret the terms of the Award;

(d)      to prescribe, amend and rescind rules and regulations relating to the Award, including rules and regulations for the purpose of satisfying applicable foreign laws;

(e)      to modify or amend the Award (subject to 20 of this Award Agreement);

(f)      to allow deferral of the receipt of the payment of cash or the delivery of Shares that would otherwise be due under the Award pursuant to such procedures as the Administrator may determine; and

(g)      to make all other determinations deemed necessary or advisable for administering the Agreement.

The Administrator will have the power to interpret this Award Agreement and to adopt such rules for the administration and interpretation as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested).  All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons.  No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to this Award Agreement.

16.           Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to the Award by electronic means or request Participant’s consent by electronic means.  Participant hereby consents to receive such documents by electronic delivery and agrees to participate through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

17.           Captions.  Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

18.           Agreement Severable.  In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

19.           Modifications to the Agreement.  This Award Agreement constitutes the entire understanding of the parties on the subjects covered.  Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein.  Modifications to this Award Agreement can be made only in an express written contract executed by a duly authorized officer of the Company.  Notwithstanding anything to the contrary in this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of Restricted Stock Units.

20.           Amendment, Suspension or Termination.  By accepting this Award, Participant expressly warrants that he or she has received an award of Restricted Stock Units, and has received, read and understood this Award Agreement.  No amendment, alteration, suspension, or termination of the Award Agreement will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company.  Termination of the Award Agreement will not affect the Administrator’s ability to exercise the powers granted to it hereunder prior to the date of such termination.  The Company will obtain any stockholder approval of any Award Agreement amendment to the extent necessary and desirable to comply with Applicable Laws.  This Award will continue in effect for a maximum term of ten (10) years, unless terminated earlier.

21.           Governing Law.  This Award Agreement will be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof.  For purposes of litigating any dispute that arises under this Award of Restricted Stock Units or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award of Restricted Stock Units is made and/or to be performed.

22.           Legal Compliance.  Shares will not be issued pursuant to the Award unless the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

23.           Definitions. As used herein, the following definitions shall apply:

(a)      “Administrator” means the Board or any of its Committees as will be administering the Award.

(b)      “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where the Award is granted.

(c)      “Award” means this grant of Restricted Stock Units.

(d)      “Board” means the Board of Directors of the Company.

(e)      “Change in Control” means the occurrence of any of the following events:

(i)      A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group, (“Person”) acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii)      A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of this subsection (ii), if any Person is considered to effectively control the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)     A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3).  For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 22(e), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

(f)      “Code” means the Internal Revenue Code of 1986, as amended.  Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(g)      “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board.

(h)      “Common Stock” means the common stock of the Company.

(i)      “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(j)      “Director” means a member of the Board.

(k)      “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(l)      “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company.  Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(m)     “Exchange Program” means a program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have different terms), awards of a different type, and/or cash, and/or (ii) the Participant would have the opportunity to transfer the Award to a financial institution or other person or entity selected by the Administrator.  The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(n)      “Fair Market Value” means, as of any date, the value of the Common Stock as the Administrator may determine in good faith by reference to the price of such stock on any established stock exchange or a national market system on the day of determination if the Common Stock is so listed on any established stock exchange or a national market system.  If the Common Stock is not listed on any established stock exchange or a national market system, the value of the Common Stock will be determined as the Administrator may determine in good faith.

(o)      “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(p)      “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share.  Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(q)      “Service Provider” means an Employee, Director, or Consultant.

(r)      “Share” means a share of the Common Stock, as adjusted in accordance with Section 4 hereof.

(s)      “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.